Exhibit 5

August 13, 2007

F. Mark Reuter
Direct Dial:  (513) 579-6469
Facsimile:  (513) 579-6457
E-Mail:  FReuter@kmklaw.com

Kendle International Inc.
441 Vine Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

           This firm is general counsel to Kendle International Inc. and, as such, we are familiar with Kendle’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings generally.  We have reviewed the corporate records as to the Kendle International Inc. 2007 Incentive Stock Plan, pursuant to which 1,000,000 shares of common stock may be issued.  Based solely upon such examination, we are of the opinion that:

Kendle has taken all necessary and required corporate actions in connection with the proposed issuance of up to 1,000,000 shares of common stock pursuant to the Plan and, the common stock, when issued, delivered and, if applicable, paid for, all in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of common stock of Kendle free of any claim of pre-emptive rights.

We hereby consent to be named in the Registration Statement and the Prospectus.  In providing this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL

By:	/s/F. Mark Reuter
F. Mark Reuter